EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and Chief Financial Officer
203/265-8630
www.amphenol.com

 FIRST QUARTER 2012 RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 18, 2012.  Amphenol Corporation (NYSE-APH) reported today first quarter 2012 diluted earnings per share of $.77 compared to $.72 per share for the comparable 2011 period.  Sales for the first quarter 2012 were $982 million compared to $941 million for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $4 million in the first quarter 2012 compared to the 2011 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report a strong start to 2012 with first quarter sales of $982 million, operating income margin of 18.9% and diluted earnings per share of $.77. Sales were up approximately 4% year-over-year and 3% sequentially. On a year-over-year basis, strength in automotive, commercial aerospace, broadband communications and industrial markets offset declines in the defense and wireless markets, reflecting the significant benefits of the Company’s diversity.  We are especially encouraged to have achieved record orders of $1.028 billion in the first quarter.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in a sequential operating margin improvement of 40 basis points to 18.9% in Q1 2012.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in early April, the Company completed the acquisition of Nelson-Dunn, a U.S. manufacturer of high-technology, value-added interconnect assemblies for the oil and gas market with annual sales of approximately $45 million.  This acquisition complements and strengthens the Company’s industry-leading offering of harsh environment products for the fast-growing energy markets. The Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 1.5 million shares of the Company’s stock pursuant to our stock repurchase plan.  In addition, as previously announced, the Company’s Board of Directors has approved an increase in the quarterly dividend to $.105 per share effective for dividends paid after March 2012.”

“Based on the assumption of stable economic conditions and constant currency exchange rates, we expect Q2 2012 revenues in the range of $1.040 billion to $1.055 billion and diluted EPS in the range of $.82 to $.85.  For the year 2012, we now expect to achieve revenues and diluted EPS in the range of $4.105 billion to $4.190 billion and $3.30  to $3.38, respectively, an increase of 4% to 6% and 8% to 11% over 2011 revenues and diluted EPS (excluding 2011 one-time items), respectively. This compares to prior full year 2012 guidance for revenues and diluted EPS in the range of $4.050 billion to $4.150 billion and $3.23 to $3.34, respectively.  We believe we can perform well in the dynamic electronics market due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EST) April 18, 2012.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:59 P.M. (EST) on Friday, April 20, 2012.  The replay numbers are toll free 866-418-8388; International toll number is 203-369-0758; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2011, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$981,604	$940,585

Cost of sales	672,333	636,461

Gross profit	309,271	304,124

Selling, general and administrative expense	123,992	118,039

Operating income	185,279	186,085

Interest expense	(13,749)	(10,016)
Other income (expenses), net	2,187	1,704

Income before income taxes	173,717	177,773

Provision for income taxes	(46,469)	(48,888)

Net income	127,248	128,885
Less: Net income attributable to noncontrolling interests	(685)	(927)

Net income attributable to Amphenol Corporation	$126,563	$127,958

Net income per common share - Basic	$0.78	$0.73

Weighted average common shares outstanding - Basic	162,861,863	175,168,297

Net income per common share - Diluted	$0.77	$0.72

Weighted average common shares outstanding - Diluted	165,355,138	177,850,932

Dividends declared per common share	$0.105	$0.015

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$620,983	$515,086
Short-term investments	122,249	133,848
Total cash, cash equivalents and short-term investments	743,232	648,934
Accounts receivable, less allowance for doubtful accounts of $11,640 and $11,113, respectively	771,400	767,181
Inventories, net	659,108	649,862
Other current assets	118,060	115,260

Total current assets	2,291,800	2,181,237

Land and depreciable assets, less accumulated depreciation of $673,265 and $655,869, respectively	389,873	380,501
Goodwill	1,754,951	1,746,113
Other long-term assets	140,756	137,374

	$4,577,380	$4,445,225

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$402,916	$377,867
Accrued salaries, wages and employee benefits	80,919	83,810
Accrued income taxes	80,664	87,315
Other accrued expenses	102,182	93,125
Short-term debt	78,298	298

Total current liabilities	744,979	642,415

Long-term debt	1,316,819	1,376,831
Accrued pension and post employment benefit obligations	207,304	207,049
Other long-term liabilities	43,560	34,144

Equity:
Common stock	163	163
Additional paid-in capital	224,357	189,166
Accumulated earnings	2,130,127	2,102,497
Accumulated other comprehensive loss	(103,647)	(120,057)

Total shareholders’ equity attributable to Amphenol Corporation	2,251,000	2,171,769

Noncontrolling interests	13,718	13,017

Total equity	2,264,718	2,184,786

	$4,577,380	$4,445,225

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2012	2011

Cash flow from operating activities:
Net income	$127,248	$128,885
Adjustments for cash flow from operating activities:
Depreciation and amortization	28,999	27,357
Stock-based compensation expense	7,491	6,320
Excess tax benefits from stock-based compensation payment arrangements	(5,429)	(4,625)
Net change in components of working capital	9,851	(44,065)
Net change in other long-term assets and liabilities	(3,956)	(6,134)

Cash flow provided by operating activities	164,204	107,738

Cash flow from investing activities:
Additions to property, plant and equipment	(31,523)	(23,321)
Proceeds from disposals of fixed assets	1,015	143
Purchases of short-term investments	(34,466)	(20,423)
Sales and maturities of short-term investments	46,065	20,342

Cash flow used in investing activities	(18,909)	(23,259)

Cash flow from financing activities:
Borrowings under senior notes	498,730	—
Borrowings under credit facilities	227,900	212,270
Repayments under credit facilities	(708,747)	(62,700)
Payment of fees and expenses related to debt financing	(4,315)	—
Proceeds from exercise of stock options	22,418	11,921
Excess tax benefits from stock-based compensation payment arrangements	5,429	4,625
Payments to shareholders of noncontrolling interests	—	(496)
Purchase and retirement of treasury stock	(81,885)	(188,503)
Dividend payments	(2,448)	(2,633)

Cash flow used in financing activities	(42,918)	(25,516)

Effect of exchange rate changes on cash and cash equivalents	3,520	8,148

Net change in cash and cash equivalents	105,897	67,111
Cash and cash equivalents balance, beginning of period	515,086	525,888

Cash and cash equivalents balance, end of period	$620,983	$592,999

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2012	2011

Trade Sales:
Interconnect Products	$908,035	$877,516
Cable Products	73,569	63,069
Consolidated	$981,604	$940,585

Operating income:
Interconnect Products	$190,859	$194,112
Cable Products	10,676	7,459
Stock-based compensation expense	(7,491)	(6,320)
Other operating expenses	(8,765)	(9,166)
Consolidated	$185,279	$186,085

Return on Sales %:
Interconnect Products	21.0%	22.1%
Cable Products	14.5%	11.8%
Stock-based compensation	-0.8%	-0.7%
Corporate - all other	-0.9%	-1.0%

Consolidated	18.9%	19.8%